EXHIBIT 4.18

AMENDMENT NO. 1 TO THE

REGISTRATION RIGHTS AGREEMENT

This Amendment No. 1 to the Registration Rights Agreement (this “Amendment”), dated as of May 24, 2004, is entered into by and among UAP Holding Corp., a Delaware corporation (“Issuer”), and the holders of at least a majority in aggregate principal amount at maturity of the Issuer’s 10¾% Senior Discount Notes due 2012 (the “Notes”) outstanding as of the date hereof.

RECITALS:

A. The Issuer entered into the Registration Agreement (the “Registration Rights Agreement”) dated as of January 26, 2004 with UBS Securities LLC, Goldman, Sachs & Co. and Bear, Stearns & Co. Inc.

B. Section 11(c) of the Registration Rights Agreement provides that it may be modified or amended by an instrument in writing duly signed and delivered by the Issuer and the holders of not less than a majority in aggregate principal amount at maturity of its outstanding Notes.

C. On April 26, 2004, the Issuer launched an offer (the “Tender Offer”) to purchase for cash any and all outstanding Notes and a solicitation of consents to certain proposed amendments (the “Proposed Amendments”) to the Registration Rights Agreement and the Indenture, dated as of January 26, 2004, between UAP Holdings and JPMorgan Chase Bank, as trustee, governing the Notes, in each case on the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated as of April 26, 2004 and in the accompanying Letter of Transmittal and Consent (collectively, the “Offer Documents”).

D. As of the Consent Payment Deadline (as defined in the Statement), the Issuer has obtained the Requisite Consents (as defined in the Statement) to the Proposed Amendments and has been granted authorization to execute this Amendment on behalf of holders of at least a majority in aggregate principal amount at maturity of the Notes outstanding as of the date hereof.

E. The effectiveness of this Amendment is subject to the acceptance for purchase (the “Acceptance”) by the Issuer of the Notes tendered pursuant to the Tender Offer.

AGREEMENT:

In consideration of the promises and mutual agreements contained herein and in the Registration Rights Agreement, the parties hereto agree as follows:

1. Terms Defined in the Registration Rights Agreement. All capitalized terms used but not defined herein shall have the meanings given to them in the Registration Rights Agreement

2. Provisions to be Amended.

2.1 Effective upon, and subject only to, the Acceptance, the provisions of Section 1 of the Registration Rights Agreement are amended by deleting, in their entirety, those terms, and the respective meanings assigned thereto, that are referred to solely in the provisions of those Sections and subsections of the Registration Rights Agreement (other than Section 1.01) that will be amended by deleting the text of such Section or subsection, as the case may be, in its entirety (and inserting in lieu thereof the phrase “[intentionally omitted]”) as a result of the effectiveness of this Amendment.

2.2 Effective upon, and subject only to, the Acceptance, the provisions of Section 2 of the Registration Rights Agreement are amended by deleting the text of such Section in its entirety and inserting in lieu thereof the phrase “[intentionally omitted].”

2.3 Effective upon, and subject only to, the Acceptance, the provisions of Section 3 of the Registration Rights Agreement are amended by deleting the text of such Section in its entirety and inserting in lieu thereof the phrase “[intentionally omitted].”

2.4 Effective upon, and subject only to, the Acceptance, the provisions of Section 4 of the Registration Rights Agreement are amended by deleting the text of such Section in its entirety and inserting in lieu thereof the phrase “[intentionally omitted].”

2.5 Effective upon, and subject only to, the Acceptance, the provisions of Section 5 of the Registration Rights Agreement are amended by deleting the text of such Section in its entirety and inserting in lieu thereof the phrase “[intentionally omitted].”

2.6 Effective upon, and subject only to, the Acceptance, the provisions of Section 6 of the Registration Rights Agreement are amended by deleting the text of such Section in its entirety and inserting in lieu thereof the phrase “[intentionally omitted].”

2.7 Effective upon, and subject only to, the Acceptance, the provisions of Section 8 of the Registration Rights Agreement are amended by deleting the text of such Section in its entirety and inserting in lieu thereof the phrase “[intentionally omitted].”

2.8 Effective upon, and subject only to, the Acceptance, the provisions of Section 9 of the Registration Rights Agreement are amended by deleting the text of such Section in its entirety and inserting in lieu thereof the phrase “[intentionally omitted].”

2.9 Effective upon, and subject only to, the Acceptance, the provisions of Section 10 of the Registration Rights Agreement are amended by deleting the text of such Section in its entirety and inserting in lieu thereof the phrase “[intentionally omitted].”

3. Miscellaneous.

3.1 Ratification; Entire Agreement. This Amendment shall not effect any terms or provisions of the Registration Rights Agreement other than those amended hereby and is only intended to amend, alter or modify the Agreement as expressly stated herein. Except as amended hereby, the Registration Rights Agreement remains in effect, enforceable against each of the parties, and is hereby ratified and acknowledged by each of the parties. The Registration Rights Agreement, as amended by this Amendment, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supercedes any prior or contemporaneous agreements, whether oral or written, among the parties with respect to the subject matter hereof. No amendment or modification of this Amendment shall be effective unless made in writing and duly executed or consented to in writing by the parties hereto.

3.2 Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be regarded as an original and all of which shall constitute one and the same instrument.

3.3 No Waiver. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any party under the Registration Rights Agreement or any other document, instrument or agreement executed in connection therewith, nor constitute a waiver of any provision contained therein, except as specifically set forth herein.

3.4 Applicable Law. This Amendment and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in New York (without regard to conflicts of law doctrines).

3.5 Successors and Assigns. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

3.6 Effect of Headings. The headings of the various sections and subsections herein are inserted merely as a matter of convenience and for reference and shall not be construed as in any manner defining, limiting, or describing the scope or intent of the particular sections to which they refer, or as affecting the meaning or construction of the language in the body of such sections.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date first above written.

UAP HOLDING CORP., a Delaware corporation

By:	/s/ DAVID W. BULLOCK
Name: David W. Bullock Title: Chief Financial Officer

On behalf of the holders of at least a majority in aggregate principal amount at maturity of Notes:

UAP HOLDING CORP., a Delaware corporation

By:	/s/ DAVID W. BULLOCK
Name: David W. Bullock Title: Chief Financial Officer